CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated September 24, 2014, with respect to the financial statements of Wells Fargo Advantage Alternative Strategies Fund (referred to as the Wells Fargo Advantage Alternative Fund), one of the funds comprising the Wells Fargo Funds Trust, as of July 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

November 25, 2014